UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 29, 2012

SERVOTRONICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-07109	16-0837866
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1110 Maple Street, Elma, New York 14059-0300
(Address of Principal Executive Offices, including zip code)

716-655-5990
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (b): Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 29, 2012, Nicholas D. Trbovich, Jr. was removed as President and Chief Operating Officer of Servotronics, Inc. (the "Company"), Chief Executive Officer of The Ontario Knife Company (a wholly-owned subsidiary of the Company) and all other Officer positions within the Company or any of the Company's subsidiaries.

Item 5.02 (c): Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 29, 2012, the Company’s Board of Directors appointed Kenneth D. Trbovich President of Servotronics, Inc. (the "Company") and Chief Executive Officer of The Ontario Knife Company.

Mr. Trbovich, age 37, has been a full-time employee of the Company since 2003 where he has held several positions of successively increasing responsibilities that led to his current position as President of the Company and Chief Executive Officer of The Ontario Knife Company. Mr. Trbovich maintains his position as President of The Ontario Knife Company (May 2012 to present). Mr. Trbovich also held the position of Vice President of Servotronics, Inc. (May 2010 to September 2012). As Director of International Sales for The Ontario Knife Company (May 2008 to May 2012) and Director of Special Projects for the Company (May 2007 to May 2012), Mr. Trbovich has traveled extensively directing special projects in Australia, Singapore, Germany, England, France and other world locations aimed at enhancing the global growth and presence of the Company and its subsidiaries.

Mr. Trbovich has an employment agreement with the Company pursuant to which he is entitled to receive minimum salary compensation of $130,000 per annum or such greater amount as the Company’s Board of Directors may approve/ratify. Mr. Trbovich and any spouse and/or children of Mr. Trbovich are entitled to lifetime health and life insurance benefits. In the event of Mr. Trbovich’s death or total disability during the term of the employment agreement, he or his estate is entitled to receive 50% of the compensation he is receiving from the Company at the time of his death or disability during the remainder of the term of the employment agreement. Also, in the event of (i) a breach of the agreement by the Company, (ii) a change in control of the Company, as defined, or (iii) a change in the responsibilities, positions or geographic office location of Mr. Trbovich, he is entitled to terminate the agreement and receive a payment of 2.99 times his average annual compensation from the Company for the preceding five years. If this provision is invoked by Mr. Trbovich and the Company makes the required payment, the Company will be relieved of any further salary liability under the agreement notwithstanding the number of years covered by the agreement prior to termination. The term of the agreement extends to and includes December 31, 2018, provided however, the term of the agreement will be automatically extended for one additional year beyond its then expiration date unless either party has notified the other in writing that the term will not be extended. If the Company elects not to extend the agreement, Mr. Trbovich will be entitled to a severance payment equal to nine months’ salary and benefits.

Kenneth D. Trbovich is the son of Dr. Nicholas D. Trbovich, Chief Executive Officer and Chairman of the Board of Directors of Servotronics, Inc.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     October 3, 2012

Servotronics, Inc.

By:	/s/ Cari L. Jaroslawsky, Chief Financial Officer
Cari L. Jaroslawsky Chief Financial Officer